Exhibit 99.1

GrowGeneration Reports Record First Quarter Revenue

Q1 Revenue up 68% to $2.6 million; Same-store sales increase 18%

Management Continues to Expect $15 Million in Revenue for 2017

DENVER, May 16, 2017 /PRNewswire/ -- GrowGeneration Corp. (OTCQB: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 12 locations, today reported financial results for its first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights:

●	Revenue of $2.6 million, up 68% compared to the first quarter of 2016
●	Same-store sales increased 18% compared to the first quarter of 2016
●	Net loss of $283,000, inclusive of $97,000 in non-cash depreciation and stock-based compensation expense, compared to a net loss of $79,000 in the first quarter of 2016
●	The Company had $1.3 million in cash as of March 31 and $2.9 million as of May 16, 2017

Darren Lampert, Co-Founder and CEO, said, “This was a record quarter of sales for GrowGeneration, clearly demonstrating the demand for our products and the scalability of our business as we continue our expansion plans. The first quarter was the fifth consecutive quarter of sequential revenue growth, and our second quarter is off to a robust start with April setting a new monthly record and surpassing the $1.0 million monthly sales mark for the first time in the history of the Company.”

“We are aggressively expanding our business in California, Nevada, Michigan, Massachusetts, Maine, and the state of Washington,” added Mr. Lampert. “In addition to the recently opened California and Nevada markets, the Company plans to initiate sales in Washington, Michigan and New England in the second quarter. With the new markets, we have planned for 2017, along with continued same-store sales growth, revenue for 2017 is projected to be approximately $15 million.”

First Quarter 2017 Financial Results:

Revenues for the quarter ended March 31, 2017 increased 68% to $2.6 million, compared to $1.5 million for the quarter ended March 31, 2016.

Same Store Sales:

For the period ended March 31, 2017, the Company had a total of six stores opened more than one year, generating net revenue of $1.5 million, compared to $1.3 million for the same six stores for the period ended March 31, 2016, an increase of approximately $220,000. The four stores opened less than one year generated $1.0 million for the quarter ended March 31, 2017. Sales from the recently opened Denver South and San Bernardino stores will start being reflected in the Company’s financial results in the second quarter. In April, management consolidated the Pueblo South store into the other two Pueblo stores.

Cost of sales for the period ended March 31, 2017 increased $850,000 to $1.9 million as compared to $1.0 million for the period ended March 31, 2016. The increase was due to increased sales. Gross profit was $681,000 for the period ended March 31, 2017, resulting in a 26% gross margin, compared to $492,000, or a 32% gross margin, for the period ended March 31, 2016. The margin decrease was due to an increase in the number of commercial accounts, which are generally higher revenue, lower margin accounts. As the Company continues to scale, inventory and operating efficiencies are expected to begin to be recognized in higher margins and operating profit, and management expects margins to trend back up to normalized levels in the second half of the year.

Operating expenses for the period ended March 31, 2017 increased $393,000 to $963,000, as compared to $570,000 for the period ended March 31, 2016. The increase was mainly due to increased payroll expense and rent expense associated with the opening of new stores, as well as professional fees, travel expense and other non-cash expenses.

For the period ended March 31, 2017, the Company reported a net loss of $283,309, or ($0.02) per basic and diluted share, compared with a net loss of $78,844, or ($0.01) per basic and diluted share, in the period ended March 31, 2016. The increase was mainly due to increases in payroll, that included the hiring of a new Chief Operating Officer, $100,000 in one-time expenses related to the expenses related to a recent capital raise, the closing of the Santa Rosa store, and the acquisition of assets from Sonoma Hydro.

Balance Sheet Summary

As of March 31, 2017, the Company had $1.3 million in cash and $5.4 million in total current assets compared with $607,000 and $3.6 million, respectively, as of December 31, 2016. Current liabilities were $1.2 million at March 31, 2017, compared to $843,000 at December 31, 2016. The Company ended the March 31, 2017 period with a working capital surplus of $4.2 million compared to $2.8 million for the period ended December 31, 2016. The Company raised $2.15 million in equity capital during the period ended March 31, 2017 through the issuance of common stock and the exercise of warrants and has raised $5.5 million since inception. The Company has $2.9 million in cash as of May 16, 2017.

Adjusted EBITDA for the quarter ended March 31, 2017 totaled $(184,635) compared to adjusted EBITDA of $17,944 for the quarter ended March 31, 2016 (see definition and further discussion about the presentation of a EBITDA, a non-GAAP term, below).

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	3/31/2017	3/31/2016
Net loss	$(283,309)	$(78,844)
Interest	1,151	553
Depreciation and Amortization	20,523	9,902
Stock based compensation (option comp, warrant comp, stock issued for services)	77,000	86,333

Adjusted EBITDA	$(184,635)	$17,944

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 12 stores, which includes 9 locations in Colorado, two locations in California and one location in Las Vegas. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. cannabis market was $5.7 billion in 2015 and is expected to have reached $7.2 billion at the end of 2016. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

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Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:
Website: www.GrowGeneration.com
Facebook:GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investors:
Brett Maas
Managing Partner, Hayden IR
(646) 536-7331
brett@haydenir.com

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GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31, 2017	December 31, 2016
	Unaudited
ASSETS
Current assets:
Cash	$1,324,221	$606,644
Accounts receivable, net of allowance for doubtful accounts of $47,829 at March 31, 2017 and December 31, 2016	507,582	391,235
Inventory	3,517,440	2,574,438
Prepaid expenses and other current assets	31,765	35,256
Total current assets	5,381,008	3,607,573
Property and equipment, net	653,290	549,854
Intangible assets, net	5,833	-
Goodwill	493,000	243,000
Other assets	65,704	42,526
TOTAL ASSETS	$6,598,805	$4,442,953

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$813,957	$535,913
Payroll and payroll tax liabilities	97,333	77,068
Customer deposits	19,340	51,672
Sales tax payable	65,884	46,942
Short term borrowings	130,797	107,880
Current portion of long term debt	23,443	23,443
Total current liabilities	1,150,754	842,918
Long term debt, net of current portion	35,931	41,726
Total liabilities	1,186,685	884,644
Commitments and contingencies
Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 13,386,406 and 11,742834 shares issued and outstanding 2017 and 2016	13,386	11,743
Additional paid-in capital	6,831,698	4,696,221
Accumulated deficit	(1,432,964)	(1,149,655)
Total stockholders’ equity	5,412,120	3,558,309
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,598,805	$4,442,953

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GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016

Sales	$2,583,925	$1,541,599
Cost of sales	1,903,065	1,049,900
Gross Profit	680,860	491,699
Operating expenses:
General and administrative expenses	525,879	288,569
Salaries and related expenses	437,139	281,421
Total operating expenses	963,018	569,990
Income (loss) from operations	(282,158)	(78,291)
Other income (expense):
Interest expense	(1,151)	(553)
Total non-operating expense, net	(1,151)	(553)
Net Loss
Net income (loss)	$(283,309)	$(78,844)
Net loss per share, basic and diluted	$(.02)	$(.01)
Weighted average shares outstanding – basic and diluted	12,115,322	8,972,889

SOURCE GrowGeneration Corp.

Related Links

http://www.growgeneration.com

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